                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement        [ ] Confidential, For Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                           CHAMPION ENTERPRISES, INC.
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                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement no.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                                          CORPORATE HEADQUARTERS
                                                    AUBURN HILLS, MICHIGAN 48326
[CHAMPION ENTERPRISES LOGO]                                       (810) 340-9090

                                                                  March 11, 1997

Dear Shareholder:

     It is my pleasure to invite you to attend the 1997 Annual Meeting of Shareholders of Champion Enterprises, Inc. on Tuesday, April 29, 1997 at 10:00 a.m. The meeting will be held at the Hampton Inn, 1461 North Opdyke Road, Auburn Hills, Michigan.

     The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You will want to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

     Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your Proxy as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are unable to attend. You may, of course, revoke your Proxy and vote in person at the meeting if you desire.

                                          Sincerely,

                                          Walter Young Jr. Sig.
                                          Walter R. Young, Jr.
                                          Chairman of the Board of Directors,
                                          President
                                          and Chief Executive Officer

                           CHAMPION ENTERPRISES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 29, 1997
--------------------------------------------------------------------------------

     The Annual Meeting of Shareholders of Champion Enterprises, Inc., a Michigan corporation, will be held on Tuesday, April 29, 1997, at 10:00 a.m., at the Hampton Inn, 1461 North Opdyke Road, Auburn Hills, Michigan. The purposes of the Annual Meeting are to:

     1. elect a Board of Directors;

     2. vote on a proposal to increase the authorized number of shares of Common Stock from 75,000,000 to 120,000,000; and

     3. conduct any other business that is properly raised at the meeting.

     Only shareholders of record at the close of business on March 7, 1997 are entitled to notice of and to vote at the meeting.

     If you are a participant in the Champion Enterprises, Inc. Savings Plan, your Proxy will also be considered to be voting instructions to the Trustee of the Savings Plan concerning shares held in your account.

                                          By Order of the Board

March 11, 1997                            Louis M. Balius
                                          Secretary

--------------------------------------------------------------------------------

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED.

                           CHAMPION ENTERPRISES, INC.
                        2701 UNIVERSITY DRIVE, SUITE 320
                          AUBURN HILLS, MICHIGAN 48326

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON TUESDAY, APRIL 29, 1997

SOLICITATION OF PROXIES

     This Proxy Statement and the accompanying Proxy are being distributed to shareholders of Champion Enterprises, Inc. (the "Company") in connection with the solicitation of proxies to be used at the 1997 Annual Meeting of Shareholders of the Company. The Annual Meeting will be held at the Hampton Inn, 1461 North Opdyke Road, Auburn Hills, Michigan, on Tuesday, April 29, 1997, at 10:00 a.m.

     The enclosed Proxy is solicited by the Board of Directors of the Company. This Proxy Statement and the enclosed Proxy were mailed to shareholders beginning on March 11, 1997. The Company's 1996 Annual Report to Shareholders is also enclosed with this Proxy Statement.

     The Company will pay the entire cost of soliciting proxies. The Company will arrange with brokerage houses, nominees, custodians and other fiduciaries to send proxy soliciting materials to beneficial owners of the Common Stock at the Company's expense. In addition to solicitation by mail, officers and other employees of the Company may solicit proxies personally, by telephone or by fax. The Company also has retained Morrow & Co., Inc., a proxy solicitation firm, to assist in soliciting proxies. The fees and expenses of that firm for their services are expected to be approximately $6,000.

REVOKING A PROXY

     Any person giving a Proxy has the power to revoke it at any time before it is voted. There are three ways to revoke your Proxy. You may deliver a written notice of revocation, which is dated after the date of the Proxy, to the Secretary of the Company at or before the Annual Meeting. You may deliver a later-dated Proxy to the Secretary of the Company at or before the Annual Meeting. You may attend the Annual Meeting in person and vote your shares by ballot.

RECORD DATE

     The record date for determining shareholders entitled to vote at the Annual Meeting is March 7, 1997. Each of the _____ shares of Common Stock of the Company issued and outstanding on that date is entitled to one vote on any matter voted on at the Annual Meeting. Abstention votes and votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners ("broker non-votes") will be counted as present at the Annual Meeting to determine whether a quorum exists.

                            1. ELECTION OF DIRECTORS

     Eight Directors will be elected at the Annual Meeting. Each Director will hold office until the next Annual Meeting of Shareholders, or until a successor is elected and qualified. Unless proxy votes have been withheld, each Proxy received will be voted to elect Robert W. Anestis, Frank J. Feraco, Selwyn Isakow, George R. Mrkonic, Johnson S. Savary, Robert L. Stark, Carl L. Valdiserri and Walter R. Young, Jr. as Directors. If any nominee is unable or declines to serve, Proxies will be voted for the balance of the nominees and for such additional person as designated by the Board of Directors to replace such nominee. However, the Board of Directors does not anticipate that this will occur.

     Persons receiving a plurality of the votes cast at the Annual Meeting in person or by proxy will be elected as Directors. "Plurality" means that the nominees who receive the largest number of votes cast are elected as Directors. Shares not voted (whether by abstention, broker non-votes or otherwise) have no effect on the election.

     The following table contains information about the nominees for election as Directors. All of the nominees are currently Directors of the Company. Six of the nominees were elected as Directors at the 1996 Annual Meeting. The other two nominees, Messrs. Feraco and Stark, were appointed by the Board of Directors in November 1996 to fill vacancies created when the Board increased its size to eight directors. The increase in the size of the Board was required in connection with the merger of the Company with Redman Industries, Inc. in October 1996 and was permitted by the Company's Bylaws.

[      PHOTO            ROBERT W. ANESTIS. Mr. Anestis, age 51, has served as a
 ROBERT W. ANESTIS]     director of the Company since 1991. He is President of
                        Anestis & Company, an investment banking and financial
                        advisory firm located in Westport, Connecticut.
                        Mr. Anestis, who has been in the industry nine years, brings merger and acquisition expertise, strategic planning and
                        policy experience with a strong legal and financial
                        background to the Board.

[      PHOTO            FRANK J. FERACO. Mr. Feraco, age 50, has served as a
 FRANK J. FERACO]       director of the Company since November 1996. He is
                        President/Sector Executive of Kohler Company, which
                        manufactures and markets plumbing products worldwide. From
                        April 1994 to March 1996, Mr. Feraco was President of
                        Danaher Tool Group of Danaher Corporation, which
                        manufactures hand tools for industrial and consumer use.
                        From 1991 to 1994, Mr. Feraco was President and Chief
                        Executive Officer of the Sterling Plumbing Group, a
                        subsidiary of Kohler Company. Mr. Feraco is a former
                        director of Redman Industries, Inc.
                        Champion's Board benefits from Mr. Feraco's over 30 years
                        experience as an operating executive, including areas of
                        sales, marketing and manufacturing with three major U.S.
                        corporations.

[     PHOTO             SELWYN ISAKOW. Mr. Isakow, age 45, has served as a director
 SELWYN ISAKOW]         of the Company since 1991. He is President of the Oxford
                        Investment Group, Inc., a merchant banking and corporate
                        development firm located in Bloomfield Hills, Michigan. Mr.
                        Isakow is a Director of Ramco-Gershenson, Inc.
                        Mr. Isakow brings expertise in the areas of mergers and
                        acquisitions, strategic planning, accounting and finance in multiple manufacturing and distribution industries.

[     PHOTO             GEORGE R. MRKONIC. Mr. Mrkonic, age 44, has served as a
 GEORGE R. MRKONIC]     director of the Company since 1994. He is Vice Chairman of
                        Borders Group, Inc., a retailer of books and music located in Ann Arbor, Michigan. From November 1994 to January 1997,
                        Mr. Mrkonic was also the President of Border's Group, Inc.
                        From November 1990 to November 1994, Mr. Mrkonic was
                        Executive Vice President, Specialty Retail Group at Kmart
                        Corporation, Troy Michigan. Mr. Mrkonic is a director of
                        Comshare, Inc. and Borders Group, Inc.
                        Strengths that Mr. Mrkonic brings to Champion's Board
                        include strategic vision, an operating mentality and a sense of urgency.

[     PHOTO             JOHNSON S. SAVARY. Mr. Savary, age 68, has served as a
 JOHNSON S. SAVARY]     director of the Company since 1979. He is Of Counsel at
                        Abel, Band, Russell, Collier, Pitchford & Gordon, attorneys,
                        Sarasota, Florida. From July 1986 to November 1992, Mr.
                        Savary was a partner of the law firm Dykema Gossett, which provided legal services to the Company during the past year.
                        Mr. Savary has 18 years of knowledge and experience as a
                        Director of Champion and brings a legal perspective to the
                        Board.

[     PHOTO             ROBERT L. STARK. Mr. Stark, age 63, has served as a director
 ROBERT L. STARK]       of the Company since November 1996. He is Dean of the
                        University of Kansas Regents Center. From 1958 until his
                        retirement in March 1993, Mr. Stark served in various
                        executive capacities at Hallmark Cards, Inc., a worldwide
                        manufacturer of greeting cards and related products. Mr.
                        Stark is a director of Mercantile Bancorporation and Payless
                        Shoe Source, Inc. and a former director of Redman
                        Industries, Inc.
                        Mr. Stark brings over 30 years of broad-based business
                        experience to Champion's Board including Chief Operating
                        Officer of a multi-billion dollar corporation.



[     PHOTO             CARL L. VALDISERRI. Mr. Valdiserri, age 60, has served as a
 CARL. L. VALDISERRI]   director of the Company since 1995. He is Chairman and Chief
                        Executive Officer of Rouge Steel Company, an integrated
                        steel manufacturer located in Dearborn, Michigan. Mr.
                        Valdiserri is also a director of Rouge Steel Company.
                        Mr. Valdiserri brings to the Board operating management
                        perspective and experience that was acquired through 38
                        years of progressively challenging assignments at several
                        integrated steel companies.

      PHOTO             WALTER R. YOUNG, JR. Mr. Young, age 52, has served as a
[WALTER R. YOUNG, JR.]  director of the Company since 1990. He is Chairman of the
                        Board of Directors, President and Chief Executive Officer of
                        the Company. Mr. Young was named President and Chief
                        Executive Officer in 1990 and became the Chairman of the
                        Board in 1992.
                        For 29 years in a variety of industries, Mr. Young has been a performance-driven leader, who faces issues and is a
                        change catalyst and manager.


COMPENSATION OF DIRECTORS

     ANNUAL STOCK RETAINER. Each Director who is not an employee of the Company receives an annual retainer of 4,800 shares of the Company's Common Stock. A non-employee Director who also serves as chairperson of a Board Committee receives an additional annual retainer of 400 shares, for a total annual retainer of 5,200 shares. Non-employee Directors do not receive any cash compensation for their services except for the reimbursement of expenses to attend Board and Committee meetings and business travel insurance purchased by the Company. The annual retainer is paid on the date of the Annual Meeting when the non-employee Director is elected or re-elected. The current stock retainer program for non-employee Directors will continue through the Annual Meeting in 2000. Directors who are employees of the Company receive no compensation for serving as a Director other than their compensation for services as an employee.

     STOCK OPTIONS. Each new non-employee Director receives a stock option grant the first time he or she is elected at an Annual Meeting. The grant consists of a 60-day right to purchase 8,000 shares of the Company's Common Stock and a stock option to purchase 24,000 additional shares. The purchase right must be exercised in full within 60 days after the grant date in order for the non-employee Director to be eligible to exercise the stock option.

     The exercise price of the purchase right is the higher of $0.50 per share or 40% of the fair market value of the Common Stock on the grant date. The exercise price of the option is the closing price of the Common Stock on the New York Stock Exchange on the grant date. Shares received by exercising the purchase right may not be transferred for two years after the date of purchase. Once the purchase right is properly exercised, the stock option becomes exercisable at the rate of 6,000 shares on each of the next four anniversaries of the grant date. The option remains exercisable for 10 years from the date of grant even if the non-employee Director is no longer serving as a Director.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company meets regularly, at least once each quarter. During 1996, the Board of Directors held ten meetings. The standing committees established by the Board of Directors are described below. The Board of Directors does not have a nominating committee.

     AUDIT COMMITTEE. The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to shareholders, the corporate accounting and financial reporting practices, the systems of internal controls which management and the Board have established and the audit process. The Committee also recommends to the Board the selection of an independent auditor and reviews the scope of the audit and related fees for audit services. The Audit Committee met three times during 1996. The members of the Audit Committee are Robert W. Anestis (Committee Chairman), Selwyn Isakow and George R. Mrkonic.

     COMPENSATION COMMITTEE. The primary function of the Compensation Committee is to consider and make recommendations to the Board concerning the compensation programs, benefits and awards for all elected officers of the Company, including the Chief Executive Officer. The Compensation Committee develops and monitors the executive compensation policies of the Company. The Committee also recommends to the Board of Directors the nature and amount of compensation for executive officers and senior operating management of the Company and administers the Company's stock option plans and programs. The Compensation Committee met three times during 1996. The members of the Compensation Committee are George R. Mrkonic (Committee Chairman), Johnson S. Savary and Carl L. Valdiserri.

            2. PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES
                                OF COMMON STOCK

     The Company's Restated Articles of Incorporation currently authorize 75,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of March 7, 1997, - shares of Common Stock were issued and outstanding, and - shares of Common Stock were reserved for issuance under the Company's stock option plans, compensation plans and other agreements. There were no shares of Preferred Stock issued although 750,000 shares of Series A Preferred Stock were reserved for issuance.

PROPOSED AMENDMENT

     The Board of Directors has adopted a resolution recommending that shareholders approve an amendment to the Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to 120,000,000 shares. If the proposal is approved by the shareholders, the first paragraph of Article III of the Restated Articles of Incorporation, which describes the total authorized capital stock of the Company, will be amended to read as follows:

     The total number of shares of stock which the corporation shall have authority to issue is 125,000,000 shares, of which 120,000,000 shares shall be Common Stock of the par value of $1.00 each ("Common Stock") and 5,000,000 shares shall be Preferred Stock of no par value ("Preferred Stock").

REASONS FOR PROPOSED AMENDMENT

     The Board of Directors believes an additional increase in the number of authorized shares is needed because of the two-for-one stock splits of the Common Stock on May 30, 1995 and May 31, 1996, issuance of additional shares of Common Stock in October 1996 in connection with the merger with Redman Industries, Inc., and the increase in the per share stock price that has occurred during 1996. The Board considers the authorization of additional shares of Common Stock advisable to ensure prompt availability of sufficient shares for such corporate purposes as may be determined by the Board of Directors, including stock splits, financings and acquisitions. The additional shares may be issued by the Board of Directors without further shareholder approval unless required by applicable laws or regulations.

     The Company considers proposals from time to time that would involve the issuance of additional shares of Common Stock. At this time, the Company is not considering any specific transaction that would involve the issuance of additional shares of Common Stock.

     Adoption of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. Shares not voted (whether by abstention, broker non-votes or otherwise) have the effect of a vote against the proposal.

BOARD RECOMMENDATION

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                    REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

     Compensation policies for executive officers and senior operating management are developed and monitored by the Compensation Committee of the Board of Directors. The Committee recommends to the Board of Directors the nature and amount of compensation for all executive officers. This Committee consists of three independent directors who are neither officers nor employees of the Company.

COMPENSATION POLICIES

     The Company's executive compensation policies are designed to encourage and reward executive efforts which create shareholder value through achievement of corporate objectives and performance goals and, as a result, to align the interests of executives with those of shareholders. More specifically, the Company's compensation policies can be summarized as:

     (a) annual base salaries should be targeted to be competitive, but slightly below the mean of other companies of comparable size;

     (b) annual incentive-based (at-risk) compensation should provide opportunity for significant additional compensation based on improved Company performance; and

     (c) long-term incentive-based (at-risk) compensation should be used to further link executive performance to shareholder interests, encourage stock ownership in the Company and provide an incentive to create long-term shareholder value.

     The Committee from time to time uses an independent consultant to assist in its review of compensation policies and to make recommendations. The consultant has provided the Committee and the Board with nationwide compensation study information covering senior executive officers from general manufacturing companies with sales in a range comparable to those of the Company. This survey includes several hundred companies throughout the United States. The Committee also considers the executive compensation levels for a group of comparable manufactured housing companies consisting of Clayton Homes, Inc., Fleetwood Enterprises, Inc., and Oakwood Home Corporation.

     Each component of compensation (annual base salary, annual performance incentives and long-term performance incentives) is described more fully below.

ANNUAL BASE SALARIES

     Executive salaries are based on level of job responsibility, individual performance and compensation data for comparable companies obtained from consultant surveys and market surveys. Our objective is to target base salaries to be competitive, but slightly below the mean of comparable companies.

ANNUAL PERFORMANCE INCENTIVES

     Annual incentive-based compensation is provided primarily through cash bonuses. Prior to each fiscal year, the Committee reviews and establishes performance levels for executive officers. Bonus determinations for executive officers are based solely upon achieving pre-determined levels of earnings per share of the Company. The pre-determined earnings per share levels are reviewed each year and adjusted as appropriate. In each of the last three years the targets have been increased.

LONG-TERM PERFORMANCE INCENTIVES

     Generally, stock options granted to executive officers as long-term performance incentives are granted at exercise prices that are either equal to or above fair market value on the date of grant. In some circumstances, a portion of the stock options granted to an executive officer (generally 20% of the grant) may be granted at an exercise price below fair market value. The value of stock options is dependent upon increases in the Company's share value. Stock options reward executive officers to the extent that shareholders have also benefited. The number of shares included in these awards is determined by the Compensation Committee primarily based upon formulas provided by an independent consultant. The formulas are derived from a nationwide data base and present executive officer stock option award levels that are consistent with general industry practices. The formulas are based upon the expected future value of the option stock over a seven-year period at several assumed rates of stock price appreciation.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     The U.S. Internal Revenue Code limits to $1 million the corporate tax deduction for compensation paid to certain executive officers unless the compensation is based on non-discretionary, pre-established performance goals. The Committee believes that both annual incentive bonuses and stock options granted as long-term performance incentives meet the requirements for fully deductible compensation.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee believes that the compensation of Walter R. Young, Jr., Chairman of the Board of Directors, President and Chief Executive Officer of the Company, should be heavily influenced by Company performance. Both the annual incentive and the long-term incentive components of his compensation are based on achieving specified performance targets. The current CEO compensation program was recommended by the Committee and approved by the Board of Directors in August 1995 as an incentive for Mr. Young to remain with the Company through August 2000. The program was developed with the assistance of an independent consultant.

     Mr. Young's base salary was set at $350,000 for 1996, increased to $400,000 in 1997 and will increase to $450,000 in 1999. Based on the achievement of pre-determined 1996 earnings per share targets (excluding the effects of the Redman merger), Mr. Young received a cash bonus of $814,100 in February 1997 for 1996 fiscal year performance.

     In 1995, as a long-term incentive, Mr. Young received options to purchase
1.5 million shares of Company Common Stock and a grant of 100,000 performance shares of Common Stock. These stock awards are conditioned upon Mr. Young remaining employed with the Company through August 2000 and keeping on deposit with the Company 500,000 shares of Common Stock which he owns. Mr. Young is not permitted to transfer the deposited shares until the respective stock awards vest or expire or his employment is terminated, although he retains full ownership and voting rights for the deposited shares.

Mr. Young is also not eligible to receive other long-term performance incentives through August 2000.

     The exercise price for the options is $8.50 per share, which was the fair market value of the Common Stock on August 31, 1995 (after adjustment for the Company's May 1996 stock split). The options do not vest unless Mr. Young remains employed by the Company through August 2000, although one-half of the options may vest on either August 31, 1998 or August 31, 1999 if specified stock price appreciation targets are achieved within 60 days prior to such dates. The options expire eight years after the grant date or three years after vesting, whichever occurs first. The performance shares may not be transferred by Mr. Young unless the Company's earnings per share grow at a rate at least equal to the median of specified comparable companies during the period beginning January 1, 1996 and ending December 31, 1999. The specified companies are Clayton Homes, Inc., Fleetwood Enterprises, Inc., Oakwood Home Corporation, Skyline Corporation, Cavalier Homes, Inc., Schult Homes Corporation, Liberty Homes, Inc. and Supreme Industries, Inc.

                                          George R. Mrkonic
                                          Johnson S. Savary
                                          Carl L. Valdiserri

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning the compensation of the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company (including Mr. Wiles, who resigned his position with the Company on January 6, 1997) for the last three years:

                                                                                  Long-Term
                                                       Annual Compensation       Compensation
                                                 ------------------------------- ------------
                                                                                  Securities     All Other
                                      Fiscal                                      Underlying    Compensation
  Name and Principal Position          Year           Salary         Bonus(3)     Options(#)        (5)
--------------------------------------------------------------------------------------------------------------
Walter R. Young, Jr.                   1996        $   350,000       $814,100            --          $1,373
  Chairman, President and Chief        1995            350,000        679,710     1,500,000           1,300
  Executive Officer                    1994            275,000        679,100       112,000           3,217
A. Jacqueline Dout                     1996            226,668        279,120            --           2,100
  Executive Vice President             1995            200,000        194,203            --             817
  and Chief Financial Officer          1994            141,028(1)     200,000       440,000(4)           --
Louis M. Balius                        1996            114,000         66,690        10,000           1,360
  Vice President -- Secretary          1995            114,000         55,348            --           1,193
  and General Counsel                  1994            105,753         87,000         8,000           1,972
Richard P. Hevelhorst                  1996            104,331         82,888            --             463
  Controller                           1995             65,385(2)      32,175        20,000              --
                                       1994                 --             --            --              --
J. Craig Wiles                         1996             89,500         52,065            --           1,670
  Former Treasurer                     1995             89,500         33,220            --             839
                                       1994             87,683         41,618        32,000           2,330

-------------------------
(1) Ms. Dout joined the Company on April 18, 1994.

(2) Mr. Hevelhorst joined the Company on May 8, 1995.

(3) Bonus amounts are paid generally in February or March of the year following the fiscal year in which they are earned.

(4) Includes an option grant for 420,000 shares awarded to Ms. Dout as an inducement to join the Company in April 1994.

(5) Reflects the contributions of the Company to the accounts of the named executive officers under the Company's Savings Plan. The Company has no pension program nor does the Company provide vehicles for its executives.

OPTION GRANTS IN LAST FISCAL PERIOD

     The following table provides information about stock options granted to the Vice President-Secretary and General Counsel during the last fiscal year. The table also shows projected hypothetical gains for the options over the full option term, based on assumed annual compound rates of stock price appreciation of 0%, 5% and 10%. No stock options were granted during 1996 to any other person named in the Summary Compensation Table.

                                                                                           Potential Realizable
                                                                                                 Value at
                                                                                           Assumed Annual Rates
                                                                                              of Stock Price
                                                                                             Appreciation for
                                             Individual Grants                                 Option Term
                       -------------------------------------------------------------   ----------------------------
                                    % of Total
                       Number of     Options
                       Securities   Granted To                 Market
                       Underlying   Employees    Exercise     Price on
                        Options     in Fiscal      Price     Grant Date   Expiration
        Name           Granted(#)      Year      ($/Share)   ($/Share)       Date        0%        5%        10%
--------------------------------------------------------------------------------       ----------------------------
Louis M. Balius           2,000        --         $  7.65     $19.125       2-26-97    $22,950   $23,579   $ 24,208
Louis M. Balius           8,000         1%         19.125     $19.125      10-29-06          0    96,221    243,843

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information regarding the pretax value realized from the exercise of stock options during the last fiscal year and the value of unexercised in-the-money options held at the end of the last fiscal year by the persons named in the Summary Compensation Table.

                                                          Number of Securities
                                                         Underlying Unexercised         Value of Unexercised
                             Shares                            Options at               In-the-Money Options
                            Acquired                       Fiscal Year-End(#)         at Fiscal Year-End($)(1)
                           On Exercise      Value      ---------------------------   ---------------------------
          Name                 (#)       Realized($)   Exercisable   Unexercisable   Exercisable   Unexercisable
          ----             -----------   -----------   -----------   -------------   -----------   -------------
Walter R. Young, Jr.         134,000      $908,688       112,000       1,500,000     $  819,000     $16,125,000
A. Jacqueline Dout            20,000       128,750       180,000         180,000      2,556,000       2,328,750
Louis M. Balius                2,000        23,950        32,000           8,000        389,250           1,000
Richard P. Hevelhorst             --            --         3,200          12,800         37,000         148,000
J. Craig Wiles                 6,400        60,400         6,400          19,200         92,800         278,400

-------------------------
(1) Assumes a market price of $19.25 per share, which was the last sale price on the last trading day prior to the fiscal year-end.

PERFORMANCE GRAPH

     The graph below compares the cumulative, five-year shareholder returns on the Company's Common Stock to the cumulative, five-year shareholder returns for the S&P 500 Stock Index and for an index of peer companies selected by the Company. The peer group, which was approved by the Board of Directors, is composed of seven publicly-held manufactured housing companies and one publicly-held commercial vehicle company. These companies were selected based on similarities in their products and their competitive position in the industry. The companies comprising the peer group are Clayton Homes, Inc., Fleetwood Enterprises, Inc., Oakwood Home Corporation, Skyline Corporation, Cavalier Homes, Inc., Schult Homes Corporation, Liberty Homes, Inc., and Supreme Industries, Inc.

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN*
      AMONG CHAMPION ENTERPRISES, INC., S&P 500 INDEX AND PEER GROUP INDEX

                                           CHAMPION
         MEASUREMENT PERIOD                 ENTER-         S&P 500 IN-           PEER
        (FISCAL YEAR COVERED)            PRISES, INC           DEX              GROUP
2/28/92                                          100.00            100.00            100.00
1/1/93                                           240.00            108.75            133.75
1/1/94                                           402.83            119.71            148.92
12/31/94                                         697.14            121.29            125.54
12/30/95                                        1411.38            166.87            195.08
12/28/96                                        1782.86            205.19            191.68

-------------------------
* Assumes that the value of the investment in Champion Common Stock and each index was $100 on February 28, 1992 and that all dividends were reinvested.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

     The Company has a Change in Control Severance Agreement with Mr. Balius. Under this agreement, Mr. Balius will receive a cash severance payment if his employment is terminated following a "change in control" of the Company, as defined in the agreement. The amount of the severance payment would be at least the amount of Mr. Balius' annual base salary in effect at the time of termination, but the actual amount would be determined by the Board of Directors.

EMPLOYMENT AGREEMENTS

     MR. YOUNG. The Company has an Employment Agreement with Mr. Young which terminates on April 30, 2000. Under this agreement, Mr. Young received an annual salary of $350,000 in 1996, which increased to $400,000 in 1997 and will increase to $450,000 in 1999. Mr. Young is also entitled to participate in all benefit and incentive plans maintained by the Company.

     If Mr. Young becomes physically or mentally unable to perform his duties for six consecutive months, the Company may suspend payment of his salary until he is able to resume his duties again. If Mr. Young is terminated without cause, he is entitled to receive his salary for the remaining term of the agreement. If Mr. Young terminates his employment upon a sale or a merger of the Company, he is entitled to receive the amount of his annual salary in effect at the time of termination. Upon termination of his employment, Mr. Young has the right to require the Company to purchase his outstanding stock options on terms described in his Employment Agreement. Upon termination of his employment, other than termination by the Company without cause, Mr. Young is prohibited from competing with the Company for two years after the date of termination.

     MS. DOUT. The Company has a letter agreement with Ms. Dout relating to her employment. Under the letter agreement, Ms. Dout is entitled to participate in all benefit and incentive plans maintained by the Company.

                             ADDITIONAL INFORMATION

PRINCIPAL SHAREHOLDERS

     The following table provides information about any person known by management of the Company to have been the beneficial owner of more than five percent of the Company's outstanding Common Stock as of December 28, 1996.

                     Name and Address                         Amount and Nature of         Percent of
                   of Beneficial Owner                        Beneficial Ownership           Class
                   -------------------                        --------------------         ----------
FMR Corp.                                                          2,887,452(1)              6.07%
82 Devonshire Street
Boston, Massachusetts 02109

-------------------------
(1) As reported in the Schedule 13G, dated February 14, 1997, received by the Company from such beneficial owner.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table provides information about the beneficial ownership of the Company's Common Stock by the present Directors and executive officers of the Company.

                                                                   As of December 28, 1996
                                                              ----------------------------------
                                                               Number of
                                                                 Shares
                                                              Beneficially            Percent of
                            Name                                Owned(1)                Class
                            ----                              ------------            ----------
Walter R. Young, Jr.........................................   1,199,800(2)             2.51%
Robert W. Anestis...........................................      90,400                 *
Frank J. Feraco.............................................      19,465                 *
Selwyn Isakow...............................................     169,460(3)              *
George R. Mrkonic...........................................      41,250                 *
Johnson S. Savary...........................................     107,400(4)              *
Robert L. Stark.............................................      21,945                 *
Carl L. Valdiserri..........................................      23,600                 *
A. Jacqueline Dout..........................................     200,000                 *
Louis M. Balius.............................................      91,655                 *
Richard P. Hevelhorst.......................................       7,200                 *
All Directors and executive officers as a group (11
  persons)..................................................   1,972,175                4.09%

-------------------------
* Less than 1%

(1) The number of shares shown in the table includes the following number of shares which the person specified may acquire by exercising options which were unexercised on December 28, 1996: Mr. Young, 112,000; Mr. Anestis, 48,000; Mr. Feraco, 17,360; Mr. Isakow, 48,000; Mr. Mrkonic, 12,000; Mr.
    Savary, 48,000; Mr. Stark, 17,360; Mr. Valdiserri, 6,000; Ms. Dout, 180,000;
    Mr. Balius, 32,000; Mr. Hevelhorst, 3,200; and all directors and executive officers as a group, 523,920.

(2) Does not include 81,200 shares held by The Young Foundation (a charitable foundation), the voting power of which is shared by Mr. Young as its President. Mr. Young disclaims beneficial ownership of the shares held by The Young Foundation.

(3) Does not include 1,860 shares held by Mr. Isakow's children or 620 shares held by The Isakow Foundation (a charitable foundation), of which voting and investment power is shared by Mr. Isakow as a Trustee. Mr. Isakow disclaims beneficial ownership of the shares held by his children and The Isakow Foundation.

(4) Does not include 420,000 shares held by the Walter W. Clark Revocable Trust, the voting power of which is shared by Mr. Savary as co-trustee. Mr. Savary disclaims beneficial ownership of the shares held by such trust.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by regulations of the SEC to furnish the Company copies of all Section 16(a) forms they file.

     Based solely on the Company's review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that its officers, directors and greater than ten percent beneficial owners met all applicable filing requirements during the last fiscal year, except that one Form 4 for Mr. Isakow reporting one transaction was not filed and the transaction was reported late on a Form 5.

INDEPENDENT ACCOUNTANTS

     Price Waterhouse LLP has served as independent accountants for the Company since 1961. Price Waterhouse LLP was selected by the Board of Directors to serve as the Company's independent accountants for the current fiscal year (ending January 3, 1998). It is anticipated that a representative of Price Waterhouse LLP will be present at the meeting, will have an opportunity to make a statement, and will respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Shareholder proposals to be presented at the 1998 Annual Meeting must be received by the Company not later than November 21, 1997 if they are to be included in the Company's Proxy Statement for the 1998 Annual Meeting. Such proposals should be addressed to the Secretary at the Company's executive offices.

     Shareholder proposals to be presented at the 1998 Annual Meeting or any Special Meeting which are not to be included in the Company's Proxy Statement for that meeting must be received by the Company not less than 60 nor more than 90 days before the date of the meeting or no later than 10 days after the day of the public announcement of the date of the meeting in accordance with the procedures contained in the Company's Bylaws.

OTHER MATTERS

     At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the Annual Meeting other than the matters described in this Proxy Statement. However, if any other matters should come before the meeting, the persons named in the proxy card intend to vote the proxy in accordance with their judgment on such matters.

                                          By Order of the Board of Directors,

                                          Louis M. Balius
                                          Secretary

March 11, 1997

                           CHAMPION ENTERPRISES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CHAMPION ENTERPRISES, INC.

The undersigned hereby appoints Walter R. Young, Jr., and Johnson S. Savary, or either of them, attorneys and proxies with power of substitution, to vote all of the Common Stock of the undersigned in Champion Enterprises, Inc. at the Annual Meeting of Shareholders of Champion Enterprises, Inc., to be held on Tuesday, April 29, 1997 and at any adjournments thereof, as specified on the reverse side of this proxy.

The undersigned acknowledges receipt of the Proxy Statement dated March 11, 1997 and the Annual Report for the fiscal year ended December 28, 1996, ratifies everything that the proxies (or either of them or their substitutes) may lawfully do or cause to be done under this proxy, and revokes all former proxies.

If you are a participant in the Champion Enterprises, Inc. Savings Plan, this proxy card will serve as a direction to the trustee under the plan as to how the shares held for your account in the plan are to be voted.

IF YOU SIGN THIS PROXY WITHOUT MARKING ANY OVALS, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, FOR THE PROPOSAL AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                     PLEASE DO NOT FOLD, STAPLE OR MUTILATE

                           CHAMPION ENTERPRISES, INC.

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.         / X /

1.   The election as directors of all nominees listed (except as
     marked to the contrary below)                                                    Vote     For All
     Robert W. Anestis, Frank J. Feraco, Selwyn Isakow,                          For  Withheld  Except
     George R. Mrkonic, Johnson S. Savary, Robert L. Stark,                        / /    / /      / /
     Carl L. Valdiserri and Walter R. Young, Jr.
     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
     NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.)

-------------------------------------------------------------------------
2.   Proposal to amend the Restated Articles of Incorporation to                For  Against   Abstain
     increase the number of authorized shares of Common Stock                   / /    / /      / /
     from 75,000,000 to 120,000,000

     The Board of Directors recommends a vote FOR the Proposal.

3. In their discretion upon the transaction of such other business as may properly come before the meeting.

                                                                                      Please sign this Proxy exactly as your name
                                                                                      appears hereon, date it, and return it
                                                                                      in the enclosed envelope. Joint owners should
                                                                                      each sign. If you are signing as guardian,
                                                                                      trustee, executor, administrator or attorney-
                                                                                      in-fact, please so indicate. Please also note
                                                                                      any address correction above.

                                                                                      ______________________________________________
                                                                                                       (Signature)
                                                                                      ______________________________________________
                                                                                                       (Signature)
                                                                                      Dated: _______________________________,   1997
